Filed Pursuant to Rule 424(B)(5)
File Number 333-183365

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 31, 2012

1,000,000 Depositary Shares

Depositary Shares

Each representing a 1/100th Interest in a Share of

6.00% Series A Convertible Preferred Stock

We are selling 1,000,000 depositary shares (the “depositary shares”) each representing a 1/100th ownership interest in a share of our 6.00% Series A Convertible Preferred Stock, with a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share) (our “Series A Convertible Preferred Stock”), deposited with American Stock Transfer & Trust Company, LLC , as depositary. The depositary shares will be evidenced by depositary receipts. As a holder of the depositary shares, you will be entitled to all proportional rights and preferences of our Series A Convertible Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $600.00 per annum per preferred share, equivalent to $6.00 per annum per depositary share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock. Dividends on our Series A Convertible Preferred Stock will be payable quarterly and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of our Series A Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Holders of Series A Convertible Preferred Stock may elect to convert their shares of Series A Convertible Preferred Stock into shares of common stock at the conversion rate of 1,666.67 shares of common stock for each share of Series A Convertible Preferred Stock (equivalent to 16.6667 shares of common stock for each depositary share ). Additionally, subject to certain conditions and after certain time periods described elsewhere in this prospectus supplement, we may, at our option, cause all or a portion of the shares of Series A Convertible Preferred Stock to be automatically converted into shares of our common stock.

The underwriters have a 30-day option to purchase a maximum of 150,000 additional depositary shares to cover over-allotments.

Concurrently with this offering of depositary shares, we are offering 8,000,000 shares of our common stock, par value $0.01 per share (9,200,000 shares of common stock if the underwriters exercise their over-allotment option in full). The common stock will be offered pursuant to a separate prospectus supplement. This prospectus supplement will not be deemed an offer to sell or a solicitation of an offer to buy any shares of our common stock. The consummation of this offering of depositary shares is not conditioned upon the closing of the concurrent offering of common stock, and there is no assurance that such offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Our common stock is listed on the New York Stock Exchange under the symbol “PVA.” On October 11, 2012, the last reported sales price was $5.00 per share. Neither the depositary shares nor our Series A Convertible Preferred Stock is listed on a public exchange.

Investing in our securities involves risk. See “Risk Factors” beginning on page S-15 of this prospectus supplement, beginning on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company (before expenses)
Per Share	$100.00	$3.50	$96.50
Total	$100,000,000.00	$3,500,000.00	$96,500,000.00

(1)	In addition to the underwriting discount, we will be paying a fee to the “qualified independent underwriter” (as defined in FINRA Rule 5121) in connection with this offering. See “Underwriting (Conflicts of Interest).”

Delivery of the depositary shares in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants is expected to be made on or about October 17, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse

RBC Capital Markets

Wells Fargo Securities

Co-Managers

Capital One Southcoast	Scotiabank / Howard Weil

The date of this prospectus supplement is October 12, 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

References to “Penn Virginia Corporation,” “the Company,” “we,” “us” and “our” refer to Penn Virginia Corporation and its subsidiaries, unless the context otherwise requires. Unless we indicate otherwise, the information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

You should read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before making your investment decision.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the public reference room of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our website address is http://www.pennvirginia.com. We make available free of charge on or through our website our Corporate Governance Principles, Code of Business Conduct and Ethics, Executive and Financial Officer Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation and Benefits Committee Charter, and we will provide copies of such documents to any shareholder who so requests. We also make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not part of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, which were filed with the SEC by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules) rather than filed:

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Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (our “2011 Annual Report”) filed on February 27, 2012, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Shareholders filed on April 2, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and the quarterly period ended June 30, 2012 filed on August 2, 2012;

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Current Reports on Form 8-K filed on January 17, 2012, February 23, 2012, April 12, 2012, May 7, 2012, July 18, 2012, August 2, 2012, September 5, 2012, October 2, 2012 and October 9, 2012 and Current Report on Form 8-K/A filed on April 3, 2012; and

•	Form 8-A/A filed on March 28, 2002.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will be a part of this prospectus supplement and the accompanying prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus

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or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement and the accompanying prospectus, except as modified or superseded.

You may request a copy of any document incorporated by reference into this prospectus supplement and the accompanying prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 687-8900

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FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, including in our 2011 Annual Report.

These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for oil, natural gas liquids (“NGLs”) and natural gas;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of oil, NGLs and natural gas;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	our ability to successfully monetize select assets and repay our debt;

•	leasehold terms expiring before production can be established;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

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•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in our 2011 Annual Report, which is incorporated by reference herein.

Additional information concerning these and other factors can be found in our periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights information included or incorporated by reference into this prospectus supplement. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein for a more complete understanding of this offering. You should read carefully the information set forth under “Risk Factors” and the other cautionary statements described in this prospectus supplement and the risk factors and other cautionary statements described in the documents incorporated by reference herein, including those described under the heading “Risk Factors” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

Penn Virginia Corporation

We are an independent oil and gas company engaged in the exploration, development and production of oil and natural gas in various domestic onshore regions. We have a geographically diverse asset base with areas of operations in Texas, Oklahoma, Mississippi and Pennsylvania. Our current operations include the drilling of primarily unconventional development wells and exploring for primarily unconventional reserves. For the year ended December 31, 2011 and the six months ended June 30, 2012, we had consolidated net cash flow from operations of $144.7 million and $115.7 million and Adjusted EBITDAX of $222.5 million and $124.2 million, respectively. See “—Summary Historical Consolidated Financial Information” for a reconciliation of our loss from continuing operations to Adjusted EBITDAX and why management believes such measure is helpful.

As of December 31, 2011, we had proved oil and natural gas reserves of approximately 883 billion cubic feet equivalent, or Bcfe. The following table sets forth by region the estimated quantities of our proved reserves, production and reserves to production ratio:

	Proved reserves as of December 31, 2011				Average daily production (MMcfe)
Region	Proved reserves (Bcfe)	% Total proved reserves	% Proved developed	Reserves to production ratio (in years)	Six Months Ended June 30, 2012	Year Ended December 31, 2011
Texas	468	53%	36%	26.2	60.2	48.9
Appalachia	146	17%	74%	16.1	22.1	24.8
Mid-Continent	99	11%	71%	7.6	21.6	35.8
Mississippi	170	19%	47%	25.9	14.4	18.0

Total	883	100%	49%	19.0	118.3	127.5

In July 2012, we sold all of our Appalachian assets, with the exception of those in the Marcellus Shale, and the estimated proved reserves as of December 31, 2011 associated with those sold assets were approximately 106 Bcfe, as discussed in “—Recent Developments.” You should read carefully “—Summary Reserve, Production and Operating Data” for more information relating to our estimated proved reserves.

We are currently focused on the Eagle Ford Shale in South Texas, where we believe our presence provides us opportunities for continued oil and NGL-focused development, acquisition and exploration over the next several years. We currently have 57 (47.1 net) producing wells and three (2.0 net) wells in progress in the Eagle Ford Shale.

Recent Developments

Disposition of Appalachian Assets

On July 31, 2012, we sold all of our assets in the Appalachian region, with the exception of those in the Marcellus Shale, for $100 million, prior to deducting transaction costs and purchase and sale adjustments. The transaction had an effective date of January 1, 2012. The properties sold included vertical and horizontal coalbed methane and conventional properties as well as royalty interests. The properties had net production of approximately 20 million cubic feet of natural gas equivalent per day during June 2012, almost 100 percent of which was natural gas. As a result of the divestiture, we expect that our 2012 production will decrease by an estimated 2.9 Bcfe. Estimated proved reserves associated with the properties, as determined by our third party reserve engineers as of December 31, 2011, were approximately 106 Bcfe, of which 96 percent were proved developed and 100 percent were natural gas. Also included in the group of assets sold was a gathering system.

During the quarter ended June 30, 2012, we recognized an impairment of $28.6 million with respect to these assets. In the third quarter of 2012, we expect to record certain restructuring and exit costs in connection with the sale, including those attributable to the closing of our office in Canonsburg, Pennsylvania. Furthermore, we have contractual commitments for certain firm transportation capacity in the Appalachian region that expire in 2022 and, as a result of the recently completed sale, we will no longer have production to satisfy these commitments. While we intend to sell our unused firm transportation capacity in the future to the extent possible, we expect to record a charge of approximately $15 million to $18 million in the third quarter of 2012 representing the liability for estimated discounted future net cash outflows over the remaining term of the contracts.

New Credit Facility

On October 1, 2012, we announced that we closed on a new senior secured revolving credit facility (the “New Credit Facility”).

The New Credit Facility has a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $300 million borrowing base, which is $70 million higher than the borrowing base under our previous revolving credit facility (the “Previous Credit Facility”). As of October 5, 2012, we had $94 million drawn under the New Credit Facility, approximately $2 million of letters of credit and approximately $6 million of cash on hand. As a result, as of such date, we had cash plus availability under the New Credit Facility of approximately $210 million.

The applicable interest rate margin under the New Credit Facility ranges from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, depending on the amount drawn at any given time on the New Credit Facility. This range is unchanged from the Previous Credit Facility. The current applicable interest rate margin under the New Credit Facility is LIBOR plus 1.75 percent. The maximum leverage ratio covenant was amended in the New Credit Facility to allow a total debt to EBITDAX ratio, as defined in the New Credit Facility, of 4.50 times through December 31, 2013, 4.25 times through June 30, 2014 and then 4.00 times through maturity. The maximum leverage ratio under the Previous Credit Facility was 4.50 times through June 30, 2013 and then 4.00 times through maturity. The borrowing base under the New Credit Facility will be redetermined based on a semi-annual review of our total proved crude oil, NGLs and natural gas reserves starting in the spring of 2013.

Acquisition of Eagle Ford Shale Acreage

On October 3, 2012, we announced that we acquired approximately 4,100 net Eagle Ford Shale acres in Gonzales and Lavaca Counties, Texas for approximately $10 million. Under existing joint venture agreements, other non-operated working interest owners are expected to acquire approximately 17 percent of the net acreage in Gonzales County and approximately 46 percent of the net acreage in Lavaca County, increasing our Eagle Ford Shale acreage position by approximately 3,000 net acres to a total of approximately 30,000 net acres (approximately 40,100 gross acres). The acquired 3,200 net acres of leasehold in Gonzales County is adjacent to our development area and is estimated to contain approximately 20 horizontal well locations, excluding any down spaced drilling opportunities. The acquired 895 net acres of leasehold in Lavaca County is complementary to existing leasehold in nine units, with an estimated addition of approximately 10 horizontal well locations. As a result of our recent acquisitions and other factors, we have increased our expected capital expenditures for 2012 to a range of between approximately $315 million and $340 million.

Concurrent Offering of Common Stock

Concurrently with this offering of depositary shares, we are offering (the “Common Stock Offering”) 8,000,000 shares of our common stock, par value $0.01 per share (9,200,000 shares of common stock if the underwriters exercise their over-allotment option in full). The common stock will be offered pursuant to a separate prospectus supplement. This prospectus supplement will not be deemed an offer to sell or a solicitation of an offer to buy any shares of our common stock. The consummation of this offering of depositary shares is not conditioned upon the closing of the concurrent Common Stock Offering, and there is no assurance that such offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Corporate Information

We were founded in 1882 and are a Virginia corporation. Our corporate headquarters and principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. We maintain a website at http://www.pennvirginia.com. The information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein when making a decision as to whether to invest in our securities.

The Offering

The summary below describes the principal terms of our Series A Convertible Preferred Stock and the depositary shares representing our Series A Convertible Preferred Stock. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series A Convertible Preferred Stock” and “Description of Depositary Shares” sections of this prospectus supplement contain a more detailed description of the terms and conditions of our Series A Convertible Preferred Stock and the depositary shares representing our Series A Convertible Preferred Stock.

Issuer	Penn Virginia Corporation.

Securities Offered	1,000,000 depositary shares, each representing a 1/100th ownership interest in a share of 6.00% Series A Convertible Preferred Stock; 1,150,000 depositary shares if the underwriters exercise their over-allotment option in full. Each holder of a depositary share will be entitled to, through the depositary, in proportion to the applicable fraction of a share of Series A Convertible Preferred Stock represented by such depositary share, all the rights, preferences and provisions of our Series A Convertible Preferred Stock represented thereby (including those related to dividends, voting and liquidation).

Dividends	6.00 % per annum per share on the liquidation preference thereof of $10,000.00 for each share of Series A Convertible Preferred Stock (equivalent to $100.00 per depositary share). Dividends will accrue and cumulate from the date of settlement and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash, shares of our common stock or a combination thereof, on each dividend payment date. The dividend payable on the first dividend payment date is expected to be $146.67 per share (equivalent to $1.4667 per depositary share) and on each subsequent dividend payment date is expected to be $150.00 per share (equivalent to $1.50 per depositary share). Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” below.

If we pay all or a portion of a dividend in shares of our common stock, we will deliver such shares of common stock to the dividend agent on behalf of the holders of our Series A Convertible Preferred Stock and will instruct the dividend agent to either (1) sell such shares for cash on behalf of the holders of our Series A Convertible Preferred Stock and deliver the net proceeds to the holders less any deduction for withholding taxes, or (2) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes. Upon delivery of such shares to the dividend agent, the shares of common stock will be beneficially owned by the holders of Series A Convertible Preferred Stock, and the dividend agent will hold those shares and any net cash proceeds from the sale of those shares for the exclusive benefit of holders of Series A Convertible Preferred Stock.

Our ability to declare and pay dividends may be limited by applicable Virginia law and by the terms of our existing and future financing arrangements. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock, including our Series A Convertible Preferred Stock.

See “Description of Series A Convertible Preferred Stock— Dividends.”

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2013.

Liquidation Preference	$10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $100.00 per depositary share), plus accumulated and unpaid dividends.

Ranking	Our Series A Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

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senior to our common stock and to all of our other capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, our Series A Convertible Preferred Stock;

•	on a parity with any of our capital stock issued in the future the terms of which expressly provide that it will rank on a parity with our Series A Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to our Series A Convertible Preferred Stock.

Redemption	None.

Conversion at the Option of the Holder	Holders of Series A Convertible Preferred Stock may elect to convert their shares of Series A Convertible Preferred Stock into shares of our common stock at the conversion rate of 1,666.67 shares of common stock for each share of Series A Convertible Preferred Stock (equivalent to 16.6667 shares of common stock for each depositary share ). This conversion rate is subject to certain adjustments as described under “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.”

Conversion upon Fundamental Change

If a “fundamental change” (as defined in “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”) occurs, we will permit conversion of our Series A Convertible Preferred Stock by the holders thereof during the period beginning on the effective date of the fundamental change and ending on the date that is 15 days after such effective date, with converting holders receiving, for each share of Series A Convertible Preferred Stock, the greater of (1) a number of shares of our common stock equal to the then-applicable conversion rate, plus a number of additional shares of our common stock, if any, described under “Description of Series A Convertible Preferred Stock—Make-Whole Premium for Conversion Upon a Fundamental Change;” and (2) a number of shares of our common stock calculated by dividing the liquidation preference by the greater of (A) the average of the daily volume-weighted average price of our common stock on each of the ten consecutive trading days ending on the trading day immediately preceding the effective date of such fundamental change and (B) $1.67, in each case as described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change.”

Mandatory Conversion	On or after October 15, 2017, if the daily volume-weighted average price of our common stock equals or exceeds 130% of the then-prevailing conversion price (the liquidation preference divided by the then-prevailing conversion rate) for at least 20 trading days within any period of 30 consecutive trading days (including the last day of such period), we may, at our option, cause all or a portion of the shares of Series A Convertible Preferred Stock to be automatically converted into shares of our common stock at the then-applicable conversion rate, plus accumulated and unpaid dividends.

See “Description of Series A Convertible Preferred Stock—Mandatory Conversion.”

Anti-dilution Adjustments	The conversion rate and the number of shares of our common stock to be delivered upon conversion may be adjusted in the event of, among other things, stock dividends or distributions in shares of our common stock or subdivisions, splits and combinations of shares of our common stock. See “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting Rights	Except as required by Virginia law and the articles of amendment establishing our Series A Convertible Preferred Stock and as set out in our bylaws, holders of our Series A Convertible Preferred Stock will have no voting rights.

In the event that dividends on our Series A Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of our Series A Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or capital stock having similar voting rights in proportion to their respective liquidation preferences, will be entitled at the next regular or special meeting of our shareholders to elect two directors. Immediately upon the occurrence of this dividend arrearage, the number of directors that comprise our board will be increased automatically by two additional directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on our Series A Convertible Preferred Stock has been paid in full.

The affirmative consent of holders of more than 66-2/3% of the outstanding Series A Convertible Preferred Stock and all other preferred stock or capital stock having similar voting rights voting in proportion to the respective liquidation preferences will be required for the issuance of any class or series of stock ranking senior to our Series A Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our articles of incorporation, including the provisions thereof establishing our Series A Convertible Preferred Stock, that would adversely affect the rights of holders of our Series A Convertible Preferred Stock.

See “Description of Series A Convertible Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Series A Convertible Preferred Stock” in this prospectus supplement.

Reorganization Events	If a “reorganization event” (as defined in “Description of Series A Convertible Preferred Stock—Reorganization Events”) occurs, then, immediately prior to such reorganization event, the right to convert each share of our Series A Convertible Preferred Stock shall, without the consent of the holders of our Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into common stock immediately prior to such reorganization event. See “Description of Series A Convertible Preferred Stock—Reorganization Events.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $96 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $56 million of the net proceeds from this offering, together with the net proceeds from the Common Stock Offering, to pay down the outstanding borrowings under the New Credit Facility. We intend to use the remainder of the net proceeds from this offering for general corporate purposes. The consummation of this offering of depositary shares is not conditioned upon the closing of the concurrent Common Stock Offering. If the Common Stock Offering does not occur, the net proceeds of this offering of depositary shares will be used to pay down outstanding borrowings under the New Credit Facility and for general corporate purposes. Affiliates of the underwriters are lenders under the New Credit Facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under the New Credit Facility and will receive some of the net proceeds from this offering pursuant to the repayment of indebtedness outstanding under the New Credit Facility. Because we intend to use some of the net proceeds from this offering to reduce indebtedness owed by us under the New Credit Facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of indebtedness outstanding under the New Credit Facility is considered by the Financial Industry Regulatory Authority (“FINRA”) to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121. As a result of this conflict of interest and in accordance with Rule 5121, Capital One Southcoast, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. We have agreed to indemnify Capital One Southcoast, Inc. against certain liabilities incurred in connection with it acting as qualified independent underwriter in this offering, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of our Series A Convertible Preferred Stock and any common stock received in respect of our Series A Convertible Preferred Stock are described in “Material U.S. Federal Income and Estate Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of our Series A Convertible Preferred Stock and any common stock received in respect thereof in light of their personal investment circumstances.

Absence of a Public Market	Our Series A Convertible Preferred Stock is a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of our Series A Convertible Preferred Stock will be adversely affected. We do not intend to list our Series A Convertible Preferred Stock on any national securities exchange or include our Series A Convertible Preferred Stock in any automated quotation system.

Registrar and Depositary	American Stock Transfer & Trust Company, LLC.

Common Share Symbol	Our common stock is listed on the NYSE under the symbol “PVA.”

Risk Factors

We are subject to a number of risks that you should carefully consider before deciding to invest in our securities. These risks are discussed more fully in “Risk Factors” beginning on page S-15 of this prospectus supplement, beginning on page 4 in the accompanying prospectus and in Item 1A “Risk Factors” in our 2011 Annual Report.

Summary Historical Consolidated Financial Information

The following tables show our summary historical financial data as of and for the periods indicated. Our summary historical financial data as of and for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements and the notes thereto. Our summary historical financial data as of and for the six months ended June 30, 2012 and 2011 have been derived from our unaudited financial statements and the notes thereto. The following tables should be read together with our historical financial statements for the year ended December 31, 2011 and for the six months ended June 30, 2012 and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our 2011 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(dollars in thousands)
Income statement data:
Revenues
Natural gas	$137,070	$171,141	$169,666	$25,189	$79,489
Crude oil	119,582	53,532	43,258	117,105	38,131
Natural gas liquids	43,394	26,663	15,735	16,627	23,082
Gain on sale of property and equipment	3,570	648	2,372	834	452
Other	2,389	2,454	4,175	1,501	1,047
Total revenues	306,005	254,438	235,206	161,256	142,201
Operating expenses
Lease operating	36,988	35,757	44,392	18,407	21,064
Gathering, processing and transportation	15,157	14,180	11,307	8,545	8,309
Production and ad valorem taxes	13,690	13,917	15,044	3,326	7,898
General and administrative	48,328	58,383	49,690	23,888	26,306
Exploration	78,943	49,641	57,754	17,382	48,916
Depreciation, depletion and amortization	162,534	134,700	154,351	102,557	67,879
Impairments	104,688	45,959	106,415	28,616	71,071
Other	1,096	709	1,599	—	—
Total operating expenses	461,424	353,246	440,552	202,721	251,443
Operating loss	(155,419)	(98,808)	(205,346)	(41,465)	(109,242)
Other income (expense)
Interest expense	(56,216)	(53,679)	(44,231)	(29,858)	(27,627)
Loss on extinguishment of debt	(25,421)	—	—	—	(24,238)
Derivatives	15,651	41,906	31,568	43,521	8,329
Other	335	2,403	1,259	29	273
Loss from continuing operations before income taxes	(221,070)	(108,178)	(216,750)	(27,773)	(152,505)
Income tax benefit	88,155	42,851	85,894	10,236	54,247
Loss from continuing operations	(132,915)	(65,327)	(130,856)	(17,537)	(98,258)
Income from discontinued operations, net of tax	—	33,448	53,488	—	—
Gain on sale of discontinued operations, net of tax	—	51,546	—	—	—
Net income (loss)	(132,915)	19,667	(77,368)	(17,537)	(98,258)
Less net income attributable to noncontrolling interests in discontinued operations	—	(28,090)	(37,275)	—	—
Loss attributable to Penn Virginia Corporation	$(132,915)	$(8,423)	$(114,643)	$(17,537)	$(98,258)

	Year Ended December 31,						Six Months Ended June 30,
	2011		2010		2009		2012		2011
	(dollars in thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$7,512		$120,911		$79,017		$11,532		$30,681
Net property and equipment	1,777,575		1,705,584		1,479,452		1,811,553		1,728,121
Total assets	1,943,053		1,944,600		2,888,507		1,977,072		1,869,630
Total long-term debt, including current maturities	697,307		506,536		498,427		778,981		597,668
Total shareholders’ equity	846,309		980,276		1,237,999		826,588		881,607

Cash flow data:
Net cash flows provided by (used in):
Operating activities	$144,741		$79,839		$117,733		$115,725		$63,759
Investing activities	(406,155)		(240,115)		(190,582)		(187,529)		(210,285)
Financing activities	148,015		202,170		151,866		75,824		56,296
Ratio of earnings to fixed charges(1)	—		—		—		0.1	x	—

Other financial data and key credit statistics:
EBITDAX	$84,053		$137,653		$48,713		$124,975		$(4,274)
Adjusted EBITDAX(2)	222,509		184,565		221,972		124,187		94,029
Total interest expense(3)	58,199		55,063		46,549		30,356		28,617
Ratio of total long-term debt to last twelve months Adjusted EBITDAX	3.13	x	2.74	x	2.25	x	3.08	x	3.20	x
Ratio of Adjusted EBITDAX to total interest expense(3)	3.82	x	3.35	x	4.77	x	4.09	x	3.29	x

(1)	The data is unaudited for all periods presented. For purposes of calculating the ratio of earnings to fixed charges: (x) “fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and (y) “earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest. For the years ended December 31, 2011, 2010 and 2009, we had a deficiency of earnings to fixed charges of $161,051, $49,559 and $165,533, respectively. For the six months ended June 30, 2011, we had a deficiency of earnings to fixed charges of $122,602.
(2)	Adjusted EBITDAX represents net loss before income tax expense or benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense (“EBITDAX”), further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, impairments, net gains and losses on the sale of assets and loss on the extinguishment of debt. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Adjusted EBITDAX represents EBITDAX as defined in the New Credit Facility.
(3)	Total interest includes interest expense plus interest capitalized during the period.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(dollars in thousands)
Loss from continuing operations	$(132,915)	$(65,327)	$(130,856)	$(17,537)	$(98,258)
Add:
Interest expense	56,216	53,679	44,231	29,858	27,627
Income tax expense (benefit)	(88,155)	(42,851)	(85,894)	(10,236)	(54,247)
Depreciation, depletion and amortization expense	162,534	134,700	154,351	102,557	67,879
Exploration expense	78,943	49,641	57,754	17,382	48,916
Non-cash compensation expense	7,430	7,811	9,127	2,951	3,809
EBITDAX	$84,053	$137,653	$48,713	$124,975	$(4,274)
Non-cash derivative loss (gain)	11,729	(9,088)	26,579	(28,570)	3,446
Impairments	104,688	45,959	106,415	28,616	71,071
Loss (gain) on sale of property and equipment	(2,474)	61	(773)	(834)	(452)
Gain on other asset sales	(908)	(1,238)	(1,241)	—	—
Loss on extinguishment of debt	25,421	—	—	—	24,238
Distributions received from PVG and PVR(a)	—	11,218	42,279	—	—
Adjusted EBITDAX(b)	$222,509	$184,565	$221,972	$124,187	$94,029

(a)	In June 2010, we disposed of our remaining ownership interests in Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), and Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“PVR”). The data reflects distributions we received from PVG and PVR with respect to the first quarter of 2010 and each of the four quarters of 2009.
(b)	Adjusted EBITDAX represents EBITDAX as defined in the New Credit Facility.

Summary Reserve, Production and Operating Data

Estimates of our oil and natural gas reserves and present values as of and for the years ended December 31, 2011, 2010 and 2009 are derived from reserve reports prepared by Wright & Company, Inc. Guidelines established by the SEC regarding the present value of future net cash flows were utilized to prepare these estimates. Estimates of reserves and their values are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

The following table sets forth summary data with respect to estimated proved reserves and future net cash flows on a historical basis as of and for the periods presented:

	As of December 31,
	2011	2010	2009
	(dollars in thousands, except average price)
Proved reserves:
Natural gas (Bcf)	670	745	777
Oil and condensate (MMbbl)	35.6	32.8	26.4
Total (Bcfe)	883	942	935
% gas	76%	79%	83%
% proved developed	49%	53%	47%
Ratio of proved reserves to production (years)(1)	19.0	20.0	18.3
PV-10(2)	$874,405	$878,147	$688,167
Standardized measure of discounted future net cash flows	$654,496	$641,419	$524,771

Average price used in calculation of standardized measure of discounted future net cash flows(3):
Gas ($/Mcf)	$3.95	$4.38	$3.87
Oil ($/Bbl)	$92.22	$79.43	$61.18

(1)	Calculated by dividing year-end reserves by annual production rates. This methodology implies that reserves are produced ratably over the reserve life indicated. Actual production rates for new wells tend initially to increase to peak production and thereafter to decline at an initially accelerated rate before moderating to decrease much more gradually over the majority of the well’s productive life.
(2)	PV-10 is the present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to financial hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Standardized measure is the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as are used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

PV-10 is considered a non-GAAP measure. We believe the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account corporate income taxes. We believe investors and creditors utilize our PV-10 value as a basis for comparison of the relative size and value of our reserves to other companies.

Neither PV-10 value nor standardized measure reflects the impact of financial hedging transactions. The following reconciles our PV-10 value to our standardized measure:

	As of December 31,
	2011	2010	2009
	(dollars in thousands)
PV-10 value	$874,405	$878,147	$688,167
Income tax effect	219,909	236,728	163,396

Standardized measure	$654,496	$641,419	$524,771

(3)	Oil and natural gas prices were based on sales prices per thousand cubic feet (“Mcf”) and standard barrel of 42 U.S. gallons liquid volume (“Bbl”) in effect on the applicable date, with the representative price of natural gas adjusted for basis premium and British thermal unit content, to arrive at the appropriate net price.

In July 2012, we sold all of our Appalachian assets, with the exception of those in the Marcellus Shale, and the estimated proved reserves as of December 31, 2011 associated with those sold assets were approximately 106 Bcfe.

Our estimated proved reserves as of December 31, 2011 were based on a NYMEX HH price of $4.12 per million British thermal units (“MMBtu”) for natural gas and a West Texas Intermediate (“WTI”) price of $96.19 per barrel for oil, each of which represents the unweighted arithmetic average of the first-day-of-the-month prices during the 12-month period prior to December 31, 2011, and an average realization for NGLs during that period equal to 52% of the WTI price. For the 12-month period ended June 30, 2012, the comparable average price for natural gas was $3.15 per MMBtu, the comparable average price for oil was $95.67 per barrel, and the comparable average realization for NGLs was 52% of the WTI price. For the 12-month period ended September 30, 2012, the comparable average price for natural gas was $2.83 per MMBtu, the comparable average price for oil was $94.97 per barrel, and the comparable average realization for NGLs was 52% of the WTI price. We expect that this decline in natural gas and NGL prices, together with the potential conclusion that we will not be able to develop all of our proved undeveloped reserves within the five-year time period required under the SEC’s reserve rules, will likely mean that our estimated proved reserves as of December 31, 2012 will be lower than our estimates as of December 31, 2011. For example, during the first six months of 2012, we reclassified approximately 31 Bcfe of our proved undeveloped reserves as of December 31, 2011 from proved to probable status as the reserves were no longer economic and/or would no longer satisfy the five-year limitation using the June 30, 2012 prices referenced above. Although we continue to record new reserves associated with our 2012 drilling program, we do not expect that these additions will fully offset the decrease in reserves associated with the decrease in commodity prices discussed above.

You should read the risk factors and other cautionary statements in this prospectus supplement and the risk factors and other cautionary statements described in the documents incorporated by reference herein, including those described under the heading “Risk Factors,” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement, for a description of some of the risks and uncertainties associated with our business and reserves.

The following table sets forth production, average sales prices and production costs with respect to our oil and gas properties for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
Total production:
Natural gas (MMcf)	33,410	38,919	43,338	12,153	18,594
Crude oil (MBbl)	1,283	709	750	1,120	407
NGL (MBbl)	907	672	527	442	473
Total production (MMcfe)	46,553	47,201	51,000	21,527	23,870

Realized prices, before derivatives:
Natural gas ($/Mcf)	$4.10	$4.40	$3.91	$2.07	$4.27
Crude oil ($/Bbl)	93.19	75.56	57.68	104.55	93.80
NGL ($/Bbl)	47.83	39.69	29.86	37.60	48.82
Total ($/Mcfe(1))	$6.45	$5.32	$4.48	$7.38	$5.89

Realized prices, after derivatives:
Natural gas ($/Mcf)	$4.77	$5.27	$5.19	$3.20	$4.87
Crude oil ($/Bbl)	94.29	74.94	63.49	104.40	92.93
NGL ($/Bbl)	47.83	39.69	29.86	37.60	48.82
Total ($/Mcfe)	$6.95	$6.03	$5.66	$8.01	$6.35

Production Costs ($/Mcfe):
Lease operating	$0.79	$0.76	$0.87	$0.86	$0.88
Gathering, processing and transportation	0.33	0.30	0.22	0.40	0.35
Production and ad valorem taxes	0.29	0.29	0.29	0.15	0.33
General and administrative	1.04	1.24	0.97	1.11	1.10
Total production costs	$2.45	$2.59	$2.35	$2.52	$2.66

(1)	Thousand cubic feet equivalent.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference herein and therein, including those in Item 1A “Risk Factors” in our 2011 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in our Current Reports on Form 8-K, each of which is incorporated by reference into this prospectus supplement, and other reports and documents that we file with the SEC after the date of this prospectus supplement and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to this Offering and Our Series A Convertible Preferred Stock

We may not be able to pay cash dividends on our Series A Convertible Preferred Stock or our common stock.

The declaration and payment of dividends is subject to the discretion of our board of directors and depends upon various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors. We are incorporated under the Virginia Stock Corporation Act, which has restrictions prohibiting the payment of dividends if, after giving effect to the dividend payment, (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be required, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

On August 1, 2012, our board of directors announced that it has discontinued our regular quarterly cash dividend on shares of our common stock as part of our plan to improve liquidity and help fund our Eagle Ford Shale drilling program. Our ability to declare and pay any future dividends on our capital stock, including our Series A Convertible Preferred Stock and our common stock, may be limited by applicable Virginia law and by the terms of our existing and future financing arrangements. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock. Accordingly, we may not have the ability to pay cash dividends on our Series A Convertible Preferred Stock or our common stock at any time or at all.

The market price of our common stock, and therefore of our Series A Convertible Preferred Stock, may fluctuate significantly, which may make it difficult for you to sell depositary shares, or common stock issuable pursuant to the terms thereof, when you want or at prices you find attractive.

The market price of our common stock has historically experienced significant fluctuations. From January 1, 2011 to October 11, 2012, our common stock has traded as high as $18.31 per share and as low as $3.92 per share. On October 11, 2012, the last reported sale price of our common stock was $5.00. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to commodity price volatility, actions of our shareholders, speculation of the press or investment community, operating and stock price performance of comparable companies and market and other factors, including the other risk factors discussed elsewhere in “Risk Factors” and “Forward-Looking Statements” and in the documents incorporated by reference into this prospectus supplement. Because our Series A Convertible Preferred Stock is convertible into shares of our common stock, volatility or depressed market prices for our common stock could have a similar effect on the trading price of our Series A Convertible Preferred Stock. Holders who receive common stock pursuant to the terms of our Series A Convertible Preferred Stock will also be subject to the risk of volatility and depressed prices. Volatility or depressed market prices may make it difficult for you to sell our depository shares, or our common stock issuable pursuant to the terms thereof, when you want or at attractive prices.

Market interest rates may affect the value of our Series A Convertible Preferred Stock.

One of the factors that will influence the price of our Series A Convertible Preferred Stock will be the dividend yield on our Series A Convertible Preferred Stock relative to market interest rates. An increase in market interest rates could cause the market price of convertible preferred stock to go down. The trading price of the shares of our Series A Convertible Preferred Stock will also depend on the market for similar securities and the factors affecting our common stock.

We may issue additional series of preferred stock that rank equally to our Series A Convertible Preferred Stock as to dividend payments and liquidation preference.

Our articles of incorporation will not prohibit us from issuing additional series of preferred stock that would rank equally to our Series A Convertible Preferred Stock as to dividend payments and liquidation preference. The issuances of other series of preferred stock could have the effect of reducing the amounts available to our Series A Convertible Preferred Stock in the event of our liquidation. It may also reduce dividend payments on our Series A Convertible Preferred Stock if we do not have sufficient funds to pay dividends on all convertible preferred stock outstanding and outstanding parity preferred stock. Future issuances of preferred stock may adversely affect the market price for our common stock and our Series A Convertible Preferred Stock. If we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of our Series A Convertible Preferred Stock. Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

If you hold shares of our Series A Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold shares of our Series A Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares of our common stock to you upon conversion of your shares of Series A Convertible Preferred Stock and, in certain cases, under the conversion rate adjustments applicable to our Series A Convertible Preferred Stock. For example, in the event that an amendment is proposed to our articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The additional shares of our common stock payable on our Series A Convertible Preferred Stock in connection with a fundamental change may not adequately compensate you for the lost option time value of your shares of our Series A Convertible Preferred Stock as a result of such fundamental change.

If a fundamental change occurs, you may be entitled to receive, in certain circumstances, in addition to the number of shares equal to the applicable conversion rate, an additional number of shares upon conversion as described under “Description of Series A Convertible Preferred Stock—Make-Whole Premium for Conversion Upon a Fundamental Change.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change becomes effective, and the price paid per share of common stock in the fundamental change transaction as described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change.” While the additional shares of our common stock upon conversion is designed to compensate you for the lost option time value of your shares of Series A Convertible Preferred Stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss.

Your ability to transfer our Series A Convertible Preferred Stock may be limited by the absence of a trading market.

Our Series A Convertible Preferred Stock will be new class of securities for which currently there is no trading market. We do not intend to apply for listing of our Series A Convertible Preferred Stock on any securities exchange or stock market. Although the underwriters have informed us that they currently intend to make a market in our Series A Convertible Preferred Stock, they are not obligated to do so. In addition, the underwriters may discontinue any such market-making at any time without notice. The liquidity of any market for our Series A Convertible Preferred Stock will depend on the number of holders of those shares, the interest of securities dealers in making a market in our Series A Convertible Preferred Stock and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for our Series A Convertible Preferred Stock.

There may be future dilution of our common stock or other equity, which would adversely affect the market price of our common stock and the value of our Series A Convertible Preferred Stock.

Except as described under “Underwriting (Conflicts of Interest),” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering to sell 1,000,000 depositary shares each representing a 1/100th ownership interest in a share of our Series A Convertible Preferred Stock (1,150,000 depositary shares if the underwriters exercise their over-allotment option in full). An additional 16,666,700 shares of common stock will be issuable upon conversion of our Series A Convertible Preferred Stock (19,166,705 shares of common stock if the underwriters exercise their over-allotment option in full). We may elect to pay all or a portion of the dividends payable on our Series A Convertible Preferred Stock in the form of additional shares of common stock which would result in the issuance of new shares of common stock. Concurrently with this offering, we are offering 8,000,000 shares of common stock (9,200,000 shares of common stock if the underwriters’ over-allotment option is exercised in full).

In addition, to the extent options to purchase common stock under our employee stock option plans or outstanding warrants are exercised, holders of our common stock will experience dilution. As of October 1, 2012, we had outstanding options that allow the holders to purchase 2,512,568 shares of common stock at a weighted average exercise price of $21.60 per share and warrants that allow the holders to acquire, subject to anti-dilution adjustments, 2,423,651 shares of our common stock at an exercise price of $74.25 per share.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the convertible preferred stock, our common stock or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of our Series A Convertible Preferred Stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible preferred stock as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the convertible preferred stock.

Our Series A Convertible Preferred Stock will not limit our ability to incur future indebtedness that will rank senior to our Series A Convertible Preferred Stock.

We and our subsidiaries may incur substantial amounts of additional debt and the other obligations that will rank senior to our Series A Convertible Preferred Stock, and the terms of our Series A Convertible Preferred Stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue share capital to third parties.

Holders of our Series A Convertible Preferred Stock will have no rights as a holder of our common stock until they acquire our common stock.

Until you acquire shares of our common stock upon conversion of our Series A Convertible Preferred Stock or as payment of dividends on our Series A Convertible Preferred Stock, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series A Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon acquiring shares of our common stock through conversion of our Series A Convertible Preferred Stock or as payment of dividends on our Series A Convertible Preferred Stock, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the date you acquire such shares of our common stock.

Anti-takeover provisions in our organizational documents, outstanding debt and Virginia law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock and therefore our Series A Convertible Preferred Stock.

Several provisions of our articles of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;

•	do not permit cumulative voting in the election of directors;

•	limit the persons who may call special meetings of shareholders;

•	establish advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	limit our ability to enter into business combination transactions with certain shareholders.

In addition, under the New Credit Facility, a change in control is an event of default. Also, the laws of the Commonwealth of Virginia, under which we are incorporated, provide that in determining the best interests of a corporation, a director may consider the possibility that those interests are best served by the continued independence of the corporation.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of Capital Stock—Anti-Takeover Provisions” in the accompanying prospectus.

Risks Related to Taxes

If the dividend agent fails to sell the shares on your behalf to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the Internal Revenue Service (the “IRS”) may seek recourse from us and/or holders of our Series A Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of our Series A Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of our common stock.

As discussed in “Description of Series A Convertible Preferred Stock—Dividends” and “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends” elsewhere in this prospectus supplement, holders of shares of Series A Convertible Preferred Stock will be entitled to receive dividends payable in cash, shares of our common stock or a combination thereof. If we elect to pay all or a portion of the dividend in the form of shares of our common stock, we will deliver such shares to the dividend agent on behalf of the holders of our Series A Convertible Preferred Stock and will instruct, at our sole option, the dividend agent to either (x) sell such shares for cash on behalf of the holders of our Series A Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes or (y) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes. As further discussed in “Material U.S. Federal Income and Estate Tax Considerations,” dividends paid to a non-U.S holder will be subject to withholding at a 30% rate (or lower treaty rate, if applicable) and dividends paid to holders not meeting certain requirements may also be subject to backup withholding, currently at a 28% rate (but that rate is scheduled to increase effective January 1, 2013). In order to satisfy these withholding obligations, we and the dividend agent are authorized to make any deductions, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by holders of our Series A Convertible Preferred Stock. For whatever reason, if the dividend agent fails to sell the shares on your behalf to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the IRS may seek recourse from the holders of our Series A Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of our Series A Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of common stock. In addition, the IRS may seek recourse against us for any remaining withholding tax liability, in which case, we would be required to pay the IRS and our cash position may be negatively affected.

You may be subject to tax upon an adjustment to the conversion rate of our Series A Convertible Preferred Stock even though you do not receive a corresponding distribution of cash or shares of common stock.

The conversion rate of our Series A Convertible Preferred Stock is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend, without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate if applicable), which may be set off against subsequent payments of cash or shares of common stock on our Series A Convertible Preferred Stock, which may be sold to fund the withholding tax obligation. See “Material U.S. Federal Income and Estate Tax Considerations.”

We may not have sufficient earnings and profits in order for distributions on our Series A Convertible Preferred Stock to be treated as dividends.

The dividends payable by us on our Series A Convertible Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in our Series A Convertible Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment may be unfavorable to certain holders. See “Material U.S. Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering of depositary shares, after deducting the underwriting discount and estimated offering expenses, will be approximately $96 million (or $111 million if the underwriters exercise their over-allotment option to purchase 150,000 additional depositary shares in full). We intend to use the net proceeds from this offering, together with the net proceeds from the Common Stock Offering, to pay down the outstanding borrowings under the New Credit Facility and for general corporate purposes. This offering is not conditioned on the closing of the Common Stock Offering. If the Common Stock Offering is consummated, approximately $56 million of the net proceeds of this offering will be used to pay down amounts remaining outstanding under the New Credit Facility after applying the net proceeds of the Common Stock Offering. If the Common Stock Offering is not consummated, we may use up to all of the net proceeds of this offering to pay down amounts outstanding under the New Credit Facility.

Borrowings under the Previous Credit Facility were incurred primarily to fund drilling development wells across our operating areas, to make acquisitions and for other general corporate purposes.

On October 1, 2012, we announced that we had closed on the New Credit Facility. The New Credit Facility has a five-year maturity, a $300 million commitment amount, an accordion feature to expand commitment amounts by up to $300 million and an initial $300 million borrowing base, which is $70 million higher than the borrowing base under the Previous Credit Facility. As of October 5, 2012, we had $94 million drawn under the New Credit Facility, approximately $2 million of letters of credit and approximately $6 million of cash on hand. As a result, as of such date, we had cash plus availability under the New Credit Facility of approximately $210 million.

The applicable interest rate margin under the New Credit Facility ranges from LIBOR plus 1.50 percent to LIBOR plus 2.50 percent, depending on the amount drawn at any given time on the New Credit Facility. This range is unchanged from the Previous Credit Facility. The current applicable interest rate margin under the New Credit Facility is LIBOR plus 1.75 percent.

We intend to redraw some or all of the amounts paid down on the New Credit Facility for general corporate purposes, including working capital, development and exploration of our oil and natural gas properties, acquisition, development and exploration of additional properties or interests and acquisition of other oil and natural gas businesses.

Affiliates of the underwriters are lenders under the New Credit Facility and, accordingly, will receive a substantial portion of the proceeds from this offering. Please see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2012:

•	on a historical basis;

•	on a pro forma basis to give effect to the sale of our Appalachian assets on July 31, 2012 and the recent receipt of a $32.3 million federal income tax refund;

•

on a pro forma, as adjusted basis to give effect to this offering and the use of the net proceeds as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option and assuming the Common Stock Offering has not been consummated); and

•

on a pro forma, as adjusted basis to give effect to this offering, the concurrent Common Stock Offering and the use of the net proceeds as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option in either offering).

This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 and the other financial information included and incorporated by reference into this prospectus supplement.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma, as Adjusted for this Offering	Pro Forma, as Adjusted for this Offering and the Common Stock Offering
	(dollars in thousands)
Cash and cash equivalents	$11,532	$11,532	$51,782	$89,532

Debt:
Revolving credit facility(1)	$180,000	$56,000	$—	$—
Senior notes due 2016, net of discount	294,144	294,144	294,144	294,144
Senior notes due 2019	300,000	300,000	300,000	300,000
Convertible notes due 2012, net of discount	4,837	4,837	4,837	4,837

Total debt	$778,981	$654,981	$598,981	$598,981

Shareholders’ Equity
Preferred stock, $100 par value, none issued and outstanding, 10,000 shares issued as adjusted	—	—	100,000	100,000
Common stock, $0.01 par value, 45,877,121 shares issued and outstanding, 53,887,121 shares as adjusted	271	271	271	351
Paid-in capital	693,078	693,078	689,328	726,998
Retained earnings	134,529	122,645	122,645	122,645
Deferred compensation obligation	3,032	3,032	3,032	3,032
Accumulated other comprehensive loss	(1,038)	(1,038)	(1,038)	(1,038)
Treasury stock	(3,284)	(3,284)	(3,284)	(3,284)

Total shareholders’ equity	826,588	814,704	910,954	948,704

Total capitalization	$1,605,569	$1,469,685	$1,509,935	$1,547,685

(1)	As of October 5, 2012, there were outstanding borrowings of $94 million under the New Credit Facility.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

•	on a historical basis;

•

on a pro forma basis, to give effect to this offering and the use of the net proceeds from this offering as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option and the concurrent Common Stock Offering is not consummated); and

•

on a pro forma basis, to give effect to this offering and the concurrent Common Stock Offering, and the use of the net proceeds from this offering and the concurrent Common Stock Offering as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option in either offering).

The calculations include us and our subsidiaries.

	Historical						Pro Forma
	Six Months Ended June 30, 2012						Six Months Ended June 30, 2012	Year Ended December 31, 2011

Year Ended December 31,
		2011	2010	2009	2008	2007

Ratio of earnings to fixed charges and preferred stock dividends(1)(2)	*	*	*	*	5.3x	2.9x	*	*

(1)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends:
•

“fixed charges” represents interest expense (including amounts capitalized), amortization of debt issuance costs, the portion of rental expense representing the interest factor and preference security dividend requirements; and

•

“earnings” represents the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest and preference security dividend requirements.

(2)	On a historical basis, during the years ended 2011, 2010, 2009 and the six months ended June 30, 2012, earnings were deficient by $223,053, $109,562, $219,068, and $28,271 respectively, regarding the coverage of fixed charges. On a pro forma basis, during the year ended 2011 and the six months ended June 30, 2012, earnings would have been deficient by $234,690 and $32,870, respectively.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the NYSE under the symbol “PVA.” As of October 3, 2012, there were approximately 446 holders of record of our common stock. On October 11, 2012, the closing sale price of our common stock, as reported by the NYSE, was $5.00 per share.

The following table sets forth, for the periods indicated, the range of the high and low sales prices (composite transactions) for and dividends declared with respect to each calendar quarter indicated:

	Sales Price		Cash Dividends Declared
Quarter Ended	High	Low
Fiscal 2010
March 31, 2010	$27.80	$21.64	$0.05625
June 30, 2010	$29.25	$19.63	$0.05625
September 30, 2010	$20.50	$13.38	$0.05625
December 31, 2010	$18.80	$14.29	$0.05625
Fiscal 2011
March 31, 2011	$18.31	$14.40	$0.05625
June 30, 2011	$17.20	$12.88	$0.05625
September 30, 2011	$14.12	$5.47	$0.05625
December 31, 2011	$6.97	$4.21	$0.05625
Fiscal 2012
March 31, 2012	$6.27	$4.27	$0.05625
June 30, 2012	$7.37	$3.92	N/A
September 30, 2012	$7.74	$6.01	N/A
Up to October 11, 2012	$6.72	$4.92	N/A

Dividend Policy

On August 1, 2012, our board of directors announced that it discontinued our regular quarterly cash dividend on shares of our common stock as part of our plan to improve liquidity and help fund our Eagle Ford Shale drilling program. As a result, holders of Series A Convertible Preferred Stock who receive shares of our common stock through conversion of our Series A Convertible Preferred Stock or as payment of dividends on our Series A Convertible Preferred Stock will not be entitled to receive a cash dividend on those shares of common stock. The declaration and payment of dividends is subject to the discretion of our board of directors and depends upon various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors. In addition, our ability to declare and pay any future dividends may be limited by applicable Virginia law and by the terms of our existing and future financing arrangements. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock.

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the articles of amendment creating our 6.00% convertible perpetual preferred stock, series A (the “Series A Convertible Preferred Stock”). A copy of the articles of amendment and the form of Series A Convertible Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the material provisions of the Series A Convertible Preferred Stock does not purport to be complete. We urge you to read the articles of amendment establishing the Series A Convertible Preferred Stock because it, and not this description, defines your rights as a holder of Series A Convertible Preferred Stock. See also “Description of Capital Stock” in the accompanying prospectus for a description of general terms applicable to the Series A Convertible Preferred Stock, a description of our common stock and certain provisions of Virginia law, the state in which we are incorporated.

As used in this section, the terms “the Company,” “us,” “we” or “our” refer to Penn Virginia Corporation and not any of its subsidiaries.

General

Under our articles of incorporation, we are authorized, without further shareholder action, to issue up to 100,000 shares of preferred stock, par value $100.00 per share (equivalent to $1.00 per depositary share), in one or more series, with such voting powers or without voting powers, and with such designations, and relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the articles of amendment providing therefor. We are offering 1,000,000 depositary shares, representing 10,000 shares of Series A Convertible Preferred Stock (or 1,150,000 depositary shares, representing 11,500 shares of Series A Convertible Preferred Stock, if the underwriters exercise their over-allotment option in full), by this prospectus supplement and the accompanying prospectus.

Shares of Series A Convertible Preferred Stock, and any common stock issued upon the conversion thereof, or in payment of dividends thereon, upon issuance, and with respect to the depositary shares, full payment of the purchase price therefor, will be fully paid and nonassessable. The holders of the Series A Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Convertible Preferred Stock will be American Stock Transfer & Trust Company, LLC, which serves in the same roles with respect to our common stock.

The depositary will be the sole holder of the Series A Convertible Preferred Stock, as described under “Description of Depositary Shares,” and all references in this prospectus supplement to the holders of the Series A Convertible Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Convertible Preferred Stock, as described under “Description of Depositary Shares.”

Ranking

The Series A Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will rank:

•

senior to all classes of our common stock and to each other class of stock or series of preferred stock established after the original issue date of the Series A Convertible Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Junior Stock”);

•

on a parity, in all respects, with any class of stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series of preferred stock will rank on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Parity Stock”); and

•

junior to any class of stock, including series of preferred stock, established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Senior Stock”).

While any shares of Series A Convertible Preferred Stock are issued and outstanding, we may not authorize or issue any class or series of Senior Stock, or any security convertible into Senior Stock, without the affirmative vote or consent of the holders of more than 66-2/3% of the issued and outstanding shares of Series A Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable.

Without the consent of any holder of Series A Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights.”

Dividends

Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $600.00 per annum per share, equivalent to $6.00 per annum per depositary share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as further described under “—Method of Payment of Dividends.” Dividends on the Series A Convertible Preferred Stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2013 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Series A Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding January 1, April 1, July 1 and October 1 (each, a “Record Date”). The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Convertible Preferred Stock. Accumulations of dividends on shares of Series A Convertible Preferred Stock will not bear interest. Dividends payable on the Series A Convertible Preferred Stock for any period other than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Series A Convertible Preferred Stock for the first dividend period is expected to be $146.67 per share (equivalent to $1.4667 per depositary share) (based on the annual dividend rate of 6.00% and a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share)) and will be payable, when and if declared, on January 15, 2013. Each subsequent quarterly dividend on the Series A Convertible Preferred Stock, when and if declared, will be $150.00 per share (equivalent to $1.50 per depositary share) (based on the annual dividend rate of 6.00% and a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share)), subject to adjustments for stock splits, contributions, reclassifications or other similar events involving the Series A Convertible Preferred Stock.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of our common stock have been set apart for the payment of such dividend upon all outstanding shares of Series A Convertible Preferred Stock. In addition, our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness. Specifically, the New Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock, including the Series A Convertible Preferred Stock. Furthermore, our ability to declare and pay dividends may be limited by applicable Virginia law. See “Risk Factors—Risks Related to this Offering and our Series A Convertible Preferred Stock—We may not be able to pay cash dividends on our Series A Convertible Preferred Stock or our common stock.”

Method of Payment of Dividends

We will pay any dividend on the Series A Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, and including in connection with the payment of accrued, accumulated and unpaid dividends pursuant to the provisions described under “—Conversion at the Option of the Holder,” “—Conversion Upon a Fundamental Change” and “—Mandatory Conversion”), either:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

If we make any such payment in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the payment date for such dividend, or in the case of a fundamental change, the same day as such payment is valued with respect to holders of our common stock or, if not applicable, the second Trading Day immediately preceding the effective date of such fundamental change.

We will give the holders of the Series A Convertible Preferred Stock notice (the “Dividend Notice”) of the payment method in respect of any dividend at least ten days prior to the payment date for such dividend (the “Dividend Notice Date”).

If we elect to pay all or a portion of a dividend in the form of shares of our common stock, we will deliver such shares to the transfer agent or another agent (in such capacity, the “dividend agent”) on behalf of the holders of the Series A Convertible Preferred Stock and will instruct, at our sole option, the dividend agent to either:

•	sell such shares for cash on behalf of the holders of the Series A Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

•	deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

If we elect to deliver shares to the dividend agent on behalf of the holders of the Series A Convertible Preferred Stock for sale for cash on behalf of such holders, the dividend agent will serve as the designated agent of the holders of the Series A Convertible Preferred Stock in making such sales. If we so elect, any shares delivered to the dividend agent will be owned beneficially by the holders of the Series A Convertible Preferred Stock upon delivery to the dividend agent, and the dividend agent will hold such shares and the net cash proceeds from the sale of such shares for the exclusive benefit of the holders. By purchasing the Series A Convertible Preferred Stock, you are deemed to appoint the dividend agent as your agent for the sale of any shares of our common stock that are delivered to the dividend agent, on your behalf, upon payment of dividends on the Series A Convertible Preferred Stock. The net proceeds of any sales of shares of our common stock shall be distributed to holders of Series A Convertible Preferred Stock on whose behalf such shares were sold on a pro rata basis based on the aggregate liquidation preference of the outstanding shares of Series A Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the

Series A Convertible Preferred Stock, we and the dividend agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the sale by the dividend agent of an appropriate number of shares of common stock that are owned beneficially by a holder of the Series A Convertible Preferred Stock subject to withholding tax and the payment to us of the net cash proceeds resulting from the sale for the satisfaction of those withholding obligations. If a holder gives notice to the dividend agent at least ten days prior to the applicable Dividend Payment Date not to sell shares of our common stock held on behalf of such holder, the dividend agent will deliver to or for the account of such holder, promptly after receipt thereof by the dividend agent, the shares of our common stock delivered as payment of such dividend except any shares required to be deducted on account of withholding taxes.

Notwithstanding the above, we may not pay any portion of a dividend on the Series A Convertible Preferred Stock by delivery of shares of our common stock unless (i) the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof.

No fractional shares of our common stock will be delivered to the holders of the Series A Convertible Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of our common stock, subject to our right to round up to the next highest whole number of shares the number of shares delivered in lieu of making such payment.

Unless all accrued, cumulated and unpaid dividends on the Series A Convertible Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

•

declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•

redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

•

declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•

redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

When dividends are not paid in full upon the shares of Series A Convertible Preferred Stock, as discussed above, all dividends declared on the Series A Convertible Preferred Stock and any other Parity Stock shall be paid either (a) pro rata so that the amount of dividends so declared on the shares of Series A Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (b) on another basis that is at least as favorable to the holders of the Series A Convertible Preferred Stock entitled to receive such dividends.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference in the amount of $10,000.00 per share (equivalent to $100.00 per depositary share) of the Series A Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series A Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Series A Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The articles of amendment will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Convertible Preferred Stock.

Voting Rights

The holders of the Series A Convertible Preferred Stock will have no voting rights except as set forth in the articles of amendment and our bylaws, as described below, or as otherwise required by Virginia law from time to time.

In the event that dividends on the Series A Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series A Convertible Preferred Stock, voting as a single class with any series of Parity Stock having similar voting rights that are then exercisable, will be entitled at our next regular or special meeting of shareholders to elect two additional directors to our board of directors. Immediately upon the occurrence of such dividend arrearage, the number of directors that comprise our board shall be increased automatically by two additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series A Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding Series A Convertible Preferred Stock addressed to the chairman of our board shall, call a special meeting of the holders of the Series A Convertible Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable, collectively, the “Voting Group”) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of at least a majority of the Series A Convertible Preferred Stock shall be required to constitute a quorum of such Series A Convertible Preferred Stock (provided that, if there is one or more series of Parity Stock upon which like voting rights have been conferred and are then exercisable, the presence in person or by proxy of the holders of at least a majority of the Voting Group shall be required to constitute a quorum of the Voting Group).

In addition, the affirmative vote or consent of the holders of more than 66-2/3% of the outstanding shares of Series A Convertible Preferred Stock and all other Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of our shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, will be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our articles of incorporation, including the provisions thereof establishing the Series A Convertible Preferred Stock, or bylaws if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock. The articles of amendment will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Series A Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Series A Convertible Preferred Stock. For the avoidance of doubt, the consummation of a reorganization event (as defined below) in accordance with the articles of amendment will not in and of itself give rise to a voting right of the holders of Series A Convertible Preferred Stock.

Prior to the close of business on the applicable conversion date, the shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock will not be deemed to be outstanding and holders of Series A Convertible Preferred Stock will have no voting rights with respect to such shares of common stock by virtue of holding the Series A Convertible Preferred Stock, including the right to vote on any amendment to our articles of incorporation or articles of amendment that would adversely affect the rights of common stock holders.

The number of votes that each share of Series A Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

Redemption

The Series A Convertible Preferred Stock will not be redeemable at our option or at the option of any holder.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Series A Convertible Preferred Stock have the right to convert the Series A Convertible Preferred Stock, in whole or in part, into shares of our common stock at the conversion rate of 1,666.67 shares of common stock per share of Series A Convertible Preferred Stock (equivalent to an initial conversion price of approximately $6.00 per share of common stock), subject to adjustment as described under “—Anti-dilution Adjustments.” The applicable conversion price at any given time will be computed by dividing the liquidation preference by the applicable conversion rate at such time.

In addition to the number of shares of our common stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on the effective date of any conversion (herein referred to as the “conversion date”), each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock or a combination thereof, in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.” Except as described above and under “—Conversion Upon a Fundamental Change,” upon any optional conversion of the Series A Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on the Series A Convertible Preferred Stock.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series A Convertible Preferred Stock.

Conversion Upon a Fundamental Change

If a fundamental change (as defined below) occurs, we will provide for the conversion of shares of the Series A Convertible Preferred Stock by permitting holders to submit their shares of the Series A Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined under “—Make-Whole Premium for Conversion Upon a Fundamental Change”) and ending on the date that is 15 days after the effective date. Upon any such conversion, the holder will receive, for each share of Series A Convertible Preferred Stock, the greater of:

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(1) a number of shares of our common stock equal to the then-applicable conversion rate, plus (2) the make-whole premium, if any, described under “—Make-Whole Premium for Conversion Upon a Fundamental Change;” and

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a number of shares of our common stock calculated by dividing the liquidation preference by the greater of (i) the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the ten consecutive Trading Days ending on the Trading Day immediately preceding the effective date of such fundamental change and (ii) $1.67.

In addition to the number of shares of our common stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock (or publicly traded common stock (as defined below) of the acquiror, if applicable) or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock (which shall also apply to any publicly traded common stock of the acquiror), set forth under “—Dividends.”

We will notify holders, by the later of 20 days prior to the anticipated effective date of such fundamental change and the first public disclosure by us of the anticipated fundamental change, if practicable, and otherwise by the earliest practicable date, of the anticipated effective date of such transaction. In addition, if we elect to deliver some or all of the amount of accumulated and unpaid dividends in shares of our common stock (or publicly traded common stock of the acquiror, if applicable), such notice will indicate whether accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

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we consolidate with, or amalgamate or merge with or into, another person, or any person consolidates with, or amalgamates or merges with or into, us, other than (i) pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction or (ii) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

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the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

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the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

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during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on a national or regional securities exchange.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, or a board of directors change related thereto, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets. Under Virginia law, shareholder approval is required in connection with the disposition by a Virginia corporation of its assets if the disposition would leave the corporation without a “significant continuing business activity.” Under Virginia law, the disposition of more than (1) 80% of a corporation’s total assets and (2) 80% of either (a) its income from continuing operations before taxes or (b) its revenues from continuing operations, in each case, for the most recently completed fiscal year, is deemed to constitute the disposition of a “significant continuing business activity.” It is uncertain that the Virginia corporate statute for determining whether shareholder approval is required in connection with the disposition of a corporation’s assets would be applicable in determining whether a sale or transfer is of “all or substantially all” of our assets.

“Publicly traded common stock” means shares of common stock that are listed on a national securities exchange, or will be so listed when issued or exchanged with the relevant fundamental change.

Our obligation to deliver the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Mandatory Conversion

At any time on or after October 15, 2017, if the Daily VWAP of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below, we may at our option cause all or a portion of the Series A Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of the Series A Convertible Preferred Stock equal to the then-applicable conversion rate. In connection with any such mandatory conversion, we must also pay converting holders any accumulated and unpaid dividends on their shares of the Series A Convertible Preferred Stock. The amount payable in respect of such accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.”

“Daily VWAP” of our common stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PVA <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day. Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, the principal U.S. national or regional securities exchange on which our common stock is listed, or, if our common stock is not so listed, admitted for trading or quoted, any business day and (ii) there is no market disruption event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if our common stock is not listed on the NYSE, the principal U.S. national or regional securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

“Market disruption event” means (1) a failure by the NYSE or, if our common stock is not listed on The NYSE, the principal U.S. national or regional securities exchange on which our common stock is listed, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any Trading Day for our common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a Trading Day. If our common stock is not listed for trading or quotation on or by any exchange or quotation system, “scheduled trading day” shall mean a business day.

To exercise the mandatory conversion right described above, we must issue a press release prior to the opening of business on the first Trading Day following any date on which the conditions described above are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series A Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series A Convertible Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “mandatory conversion date”) and will be no more than ten Trading Days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series A Convertible Preferred Stock;

•	the number of shares of Series A Convertible Preferred Stock to be converted;

•	whether we will pay accumulated dividends in cash, shares our common stock or a combination thereof; and

•	that dividends on the shares of Series A Convertible Preferred Stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the Series A Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Series A Convertible Preferred Stock will terminate, except for the right to receive our common stock issuable upon conversion thereof, any accumulated and unpaid dividends and cash in lieu of fractional shares pursuant to “—Fractional Shares” herein. The dividend payment with respect to Series A Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series A Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

In addition to the mandatory conversion provision described above, if there are fewer than 100,000 depositary shares outstanding, we may, at any time on or after October 15, 2014, at our option, cause all such outstanding shares of Series A Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of Series A Convertible Preferred Stock equal to the greater of (i) the then-applicable conversion rate and (ii) the liquidation preference divided by the market value of the common stock as determined on the second Trading Day immediately prior to the mandatory conversion date. The provisions of the preceding paragraphs under “—Mandatory Conversion” shall apply to any such mandatory conversion; provided, however, that (1) the mandatory conversion date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will state the number of shares of common stock to be issued upon conversion of each share of Series A Convertible Preferred Stock.

Make-Whole Premium for Conversion Upon a Fundamental Change

As described under “—Conversion Upon a Fundamental Change,” holders who elect to convert shares of Series A Convertible Preferred Stock during the fundamental change conversion period will receive, in addition to a number of shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock based on the then-applicable conversion rate, an additional number of shares of our common stock for each share of Series A Convertible Preferred Stock so converted (the “additional shares” or the “make-whole premium”) for each hypothetical stock price and effective date set forth below:

Stock Price on Effective Date
Effective Date	$5.00	$5.25	$5.50	$6.00	$6.75	$7.80	$9.00	$12.00	$15.00	$18.50	$22.50	$30.00
October 17, 2012	333.32	333.05	332.77	293.27	248.55	203.31	166.42	109.14	75.74	50.95	32.70	13.52
October 15, 2013	333.32	322.81	299.85	261.74	218.82	176.89	144.02	94.69	66.37	45.25	29.49	12.48
October 15, 2014	333.32	289.09	265.09	225.95	183.48	144.44	115.90	76.00	53.84	37.31	24.81	10.91
October 15, 2015	333.32	259.08	232.43	189.32	144.09	105.89	81.46	52.42	37.47	26.35	17.89	8.20
October 15, 2016	333.32	241.02	209.98	158.25	103.09	60.03	38.96	23.58	17.03	12.13	8.40	4.08
October 15, 2017 and thereafter	333.32	240.05	207.34	150.02	79.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The number of additional shares will be determined by reference to the table above and is based on the date on which the fundamental change occurs (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sales Prices of our common stock on each of the ten consecutive Trading Days up to but not including the effective date.

The stock prices set forth in the first row of the table (that is, the column headers) will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

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if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $30.00 per share (subject to adjustment as described above), then no make-whole premium amount will be paid; and

•	if the stock price is less than $5.00 per share (subject to adjustment as described above), then no make-whole premium amount will be paid.

Fractional Shares

No fractional common shares will be issued to holders of the Series A Convertible Preferred Stock upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of the Series A Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

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in the case of a fundamental change conversion or a mandatory conversion, the average of the daily closing price per common share on each of the ten consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion; or

•	in the case of each conversion at the option of a holder, the closing price per common share determined as of the second Trading Day immediately preceding the effective date of conversion.

Notwithstanding the foregoing, we may elect to round up the number of shares of our common stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of the Series A Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

The conversion rate will be adjusted if:

(1) We pay dividends (or other distributions) on our common stock in shares of common stock.

(2) We issue to all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of our common stock at less than the “current market price,” as defined below, of our common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

(3) We subdivide, split or combine our common stock.

(4) We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clauses (1) or (3) above, any rights or warrants referred to in (2) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in which event the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by a fraction,

•	the numerator of which is the current market price per share of our common stock on the date fixed for determination, and

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the denominator of which is the current market price per share of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one share of common stock.

In the event that we make a distribution to all holders of our common shares consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which is the current market price per share of our common stock as of the fifteenth Trading Day after the “ex-date” for such distribution, plus the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth Trading Day after the “ex-date” for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the daily closing price of such securities on each of the five consecutive Trading Days ending on such fifteenth Trading Day), and the denominator of which is the current market price per share of our common stock, in each case as of the fifteenth Trading Day after the “ex-date” for such distribution.

(5) We make a distribution consisting exclusively of cash to all holders of our common stock (excluding (a) any cash that is distributed in a reorganization event (as described below) or as part of a distribution referred to in clause (4) above, (b) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries) in which event, the conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which will be the current market price of our common stock on the date fixed for such determination; and

•	the denominator of which will be the current market price of our common stock on the date fixed for such determination less the amount per share of such dividend or distribution.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer for our common stock that involves the payment of consideration with a value per share of our common stock exceeding the current market price per share of our common stock on the last Trading Day immediately succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate in effect immediately prior to the opening of business on the eighth Trading Day after the date of expiration of the tender or exchange offer will be divided by a fraction:

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the numerator of which shall be equal to (A) the product of (I) the current market price per share of our common stock on the seventh Trading Day after the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the shares of common stock purchased in such tender or exchange offer, and

•

the denominator of which shall be equal to (A) the product of (I) the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) less (II) the number of all shares validly tendered and not withdrawn as of the expiration time multiplied by (B) the current market price per share of our common stock on the seventh Trading Day after the date of expiration of the tender or exchange offer.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Series A Convertible Preferred Stock, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The “current market price” is the average of the daily closing price per share of our common stock on each of the ten consecutive Trading Day preceding the earlier of the second day preceding the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the fixed conversion rate for the purposes of clause (4) in the event of a spin-off, the “current market price” per share of our common stock means the average of the daily closing price on each of the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.

In the event of a taxable distribution to holders of our common stock or other transactions that result in an adjustment of the conversion rate or an increase in the conversion rate in our discretion, holders of Series A Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Series A Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income and Estate Tax Considerations—Consequences to U.S. Holders—Adjustment of Conversation Rate.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding the foregoing, we will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any Series A Convertible Preferred Stock and (ii) prior to determining the amount of any dividend payable by us.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Series A Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series A Convertible Preferred Stock.

The conversion rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A Convertible Preferred Stock were first issued;

(d) for a change in the par value or no par value of our common stock; or

(e) for accrued, cumulated and unpaid dividends.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series A Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Notwithstanding anything herein to the contrary, we shall not be required to take any action, and will not take any action, in connection with any conversion of the Series A Convertible Preferred Stock without complying, if applicable, with the shareholder approval rules of the NYSE.

Reorganization Events

In the event of (a) any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, (c) any reclassification of our common stock into securities including securities other than our common stock, or (d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) (herein referred to as “reorganization events”), then, immediately prior to such reorganization event, the right to convert each share of Series A Convertible Preferred Stock shall, without the consent of the holders of the Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into common stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of Series A Convertible Preferred Stock would have been entitled to receive as a holder of our common stock in the case of any reorganization event or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration that is determined based in part upon any form of shareholder election will be deemed to be the amount and type of consideration received by the holders of our common stock who do not affirmatively make such an election. In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to indirect holders described in “Book-Entry, Delivery and Form.”

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series A Convertible Preferred Stock. As described under “Description of Series A Convertible Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in a share of Series A Convertible Preferred Stock and will be evidenced by a depositary receipt. The shares of Series A Convertible Preferred Stock represented by depositary shares will be deposited under a deposit agreement among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Convertible Preferred Stock represented by such depositary share, to all the rights and preferences of our Series A Convertible Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of our Series A Convertible Preferred Stock, we will deposit our Series A Convertible Preferred Stock with the depositary, which will then issue depositary receipts evidencing the depositary shares to the initial holders thereof. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of our Series A Convertible Preferred Stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our Series A Convertible Preferred Stock.

If there is a distribution other than in cash, rights, preferences or privileges the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines, in consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property (at a public or private sale) in a commercially reasonable manner and distributing the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

Our Series A Convertible Preferred Stock represented by the depositary shares will not be redeemable at our option or at the option of any holder.

Voting our Series A Convertible Preferred Stock

Because each depositary share represents a 1/100th interest in a share of our Series A Convertible Preferred Stock, holders of depositary receipts will be entitled to a 1/100th of a vote per depositary share under those limited circumstances in which holders of our Series A Convertible Preferred Stock are entitled to vote.

When the depositary receives notice of any meeting at which the holders of our Series A Convertible Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to our Series A Convertible Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for our Series A Convertible Preferred Stock, may instruct the depositary to vote the amount of our Series A Convertible Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of our Series A Convertible Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that may be deemed necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing our Series A Convertible Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Form of Series A Convertible Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry, Delivery and Form.” Our Series A Convertible Preferred Stock will be issued in registered form to the depositary as described in “Description of Series A Convertible Preferred Stock.”

BOOK-ENTRY DELIVERY AND FORM

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option, subject to the procedures of DTC, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations and, in the case of non-U.S. holders (as defined below), estate tax considerations, relevant to the purchase, ownership, disposition and conversion of our Series A Convertible Preferred Stock and any common stock received in respect of our Series A Convertible Preferred Stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary is limited to holders who will hold our Series A Convertible Preferred Stock and common stock received in respect thereof as “capital assets” (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty and does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold our Series A Convertible Preferred Stock or common stock as a result of a constructive sale;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•

persons that hold our Series A Convertible Preferred Stock or common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Series A Convertible Preferred Stock or common stock received in respect thereof, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring our Series A Convertible Preferred Stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of such stock and the common stock received in respect thereof.

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of our Series A Convertible Preferred Stock and common stock.

Consequences to U.S. Holders

The discussion in this section is addressed to a holder of our Series A Convertible Preferred Stock and common stock received in respect thereof that is a U.S. holder for federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are a beneficial owner of Series A Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions and Dividends

Cash distributions with respect to our Series A Convertible Preferred Stock and cash distributions with respect to our common stock generally will be characterized as dividend income when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Convertible Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Series A Convertible Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., backup withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

Distributions, if any, constituting dividend income received by an individual U.S. holder in respect of our Series A Convertible Preferred Stock and common stock before January 1, 2013 generally will be subject to U.S. federal income tax at a maximum rate of 15%; however, this rate is scheduled to increase to 39.6%, effective January 1, 2013, absent legislative action. Distributions on our Series A Convertible Preferred Stock and common stock constituting dividend income paid to U.S. holders that are corporations generally will qualify for the dividends received deduction, subject to applicable limitations. If the amount of the distributions exceeds our current and accumulated earnings and profits, all or a portion of a distribution would not qualify for the dividends received deduction. Each U.S. holder should consult its independent tax advisor regarding the availability of the reduced dividend tax rate or the dividends received deduction in light of its particular circumstances.

Investors that are U.S. corporations should be aware that, under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in section 1059 of the Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend that exceeds the stock basis as gain from the sale or exchange of our Series A Convertible Preferred Stock for the taxable year in which such dividend is received. Investors should consult their independent tax advisor with respect to the potential application of the extraordinary dividend rules to an investment in our Series A Convertible Preferred Stock.

Common Stock Distributions on our Series A Convertible Preferred Stock

If we pay a distribution on our Series A Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value of the common stock on the distribution date. A holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such holder’s holding period for such common stock will begin on the day following the distribution date. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., backup withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including through the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Adjustment of Conversion Rate

The conversion price at which our Series A Convertible Preferred Stock is converted to shares of common stock is subject to adjustments in certain circumstances. See “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.” Adjustments that have the effect of increasing the proportionate interest of holders of our Series A Convertible Preferred Stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other events increasing the proportionate interest of the holders of our common stock can, in some circumstances, give rise to deemed dividend income to such common stock holders. Such deemed dividend income is taxable to such holders in the taxable year of the adjustment (or failure to adjust). Accordingly, such holders could potentially have an income tax liability with no related receipt of cash or common stock. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Convertible Preferred Stock, however, will generally not be considered a constructive distribution.

Increase in Liquidation Preference

If we fail to declare and pay a quarterly dividend on the shares of Series A Convertible Preferred Stock, the liquidation preference of such shares will increase by the amount of the unpaid dividend. We intend to take the position that the amount of unpaid dividends (if any) that increase the liquidation preference will not be taxable to a U.S. holder until such amounts are paid in cash or common stock either upon a voluntary or involuntary liquidation, winding up or dissolution, or upon conversion of our Series A Convertible Preferred Stock into our common stock. It is possible that the IRS may take a different position, in which case unpaid dividends may be deemed to be received and thus taxable at the time the liquidation preference is increased. U.S. holders are encouraged to consult their own independent tax advisors regarding the possibility that accumulated unpaid dividends could be treated as taxable at the time such dividends increase the liquidation preference of our Series A Convertible Preferred Stock.

Conversion into Common Stock

Except as discussed below, a U.S. holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series A Convertible Preferred Stock, except to the extent of any cash or common stock received attributable to accumulated and unpaid dividends, which will be treated as described above under “—Distributions and Dividends.” The adjusted tax basis of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of our Series A Convertible Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the U.S. holder held its converted Series A Convertible Preferred Stock prior to conversion. A U.S. holder’s adjusted tax basis in any shares of common stock received as a dividend upon conversion will equal the fair market value of such common stock on the conversion date, and a U.S. holder’s holding period for such shares shall begin on the day after receipt thereof.

If a fundamental change occurs, we will provide for the conversion of shares of our Series A Convertible Preferred Stock by permitting holders to submit their shares of our Series A Convertible Preferred Stock in exchange for shares of our common stock (see “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged.

Sale or Other Disposition

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our Series A Convertible Preferred Stock or our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to any declared and accrued but unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations. Each holder should consult its own tax advisor to determine the deductibility of net capital losses, if any.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS pertaining to distributions we make with respect to our Series A Convertible Preferred Stock or our common stock and the proceeds received from the disposition of our Series A Convertible Preferred Stock or our common stock. Certain U.S. holders may be subject to backup withholding on the payment of dividends with respect to our Series A Convertible Preferred Stock or our common stock and to certain payments of proceeds on the sale or redemption of our Series A Convertible Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. U.S. holders are urged to consult their own independent tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Series A Convertible Preferred Stock and common stock received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of Series A Convertible Preferred Stock or common stock that is an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Dividends

In general, dividends (including any constructive distributions taxable as dividends) with respect to our Series A Convertible Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Non-U.S. holders will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Common Stock Distributions on our Series A Convertible Preferred Stock

If we pay a distribution on our Series A Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value of the common stock on the distribution date. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including through the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Adjustment of Conversion Rate

As described under “—Consequences to U.S. Holders—Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Consequences to Non-U.S. Holders—Distributions and Dividends.” Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. It is possible that U.S. federal income tax on a constructive dividend would be withheld from subsequent payments on our Series A Convertible Preferred Stock or our common stock, which may be subject to sale on your behalf. If you are subject to withholding tax under such circumstances, you should consult your own independent tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Increase in Liquidation Preference

As described under “—Consequences to U.S. Holders—Increase in Liquidation Preference,” if we fail to declare and pay a quarterly dividend on the shares of Series A Convertible Preferred Stock, the liquidation preference of such shares will increase by the amount of the unpaid dividend. We intend to take the position that the amount of unpaid dividends (if any) that increase the liquidation preference will not be taxable to a non-U.S. holder until such amounts are paid in cash or common stock either upon a voluntary or involuntary liquidation, winding up or dissolution, or upon conversion of our Series A Convertible Preferred Stock into our common stock. It is possible that the IRS may take a different position, in which case unpaid dividends may be deemed to be received and thus taxable at the time the liquidation preference is increased. In that case, such deemed dividends would be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty, and the applicable withholding tax would be withheld from subsequent payments on our Series A Convertible Preferred Stock or our common stock (which may be subject to sale on your behalf). Non-U.S. holders are encouraged to consult their own independent tax advisors regarding the possibility that accumulated unpaid dividends could be treated as taxable at the time such dividends increase the liquidation preference of our Series A Convertible Preferred Stock and whether a refund for all or a portion of any resulting withholding tax could be obtained.

Sale or Other Disposition

Any gain that you realize upon a sale, exchange or other disposition of our Series A Convertible Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe that we are currently a USRPHC for U.S. federal income tax purposes, and it is likely that we will remain one in the future. So long as our common stock continues to be regularly traded on an established securities market, however, only a non-U.S. holder who actually or constructively owns at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period (i) more than 5% of our Series A Convertible Preferred Stock if our Series A Convertible Preferred Stock is considered to be regularly traded on an established securities market, (ii) Series A Convertible Preferred Stock with a value greater than 5% of our common stock as of the latest date such Series A Convertible Preferred Stock was acquired if our Series A Convertible Preferred Stock is not considered to be regularly traded on an established securities market, or (iii) more than 5% of our common stock (in each case, a “greater-than-five percent shareholder”), will be subject to U.S. federal income tax on the disposition thereof as a result of our status as a USRPHC. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. You are encouraged to consult your tax advisor if you are or may be treated as a greater-than-five percent shareholder under the rules described above.

Conversion into Common Stock

A non-U.S. holder will generally not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock, except to the extent of any cash or common stock received attributable to accumulated and unpaid dividends, which is taxable as described under “—Distributions and Dividends.” With respect to any cash received in lieu of a fractional share, a non-U.S. holder will generally not recognize any gain realized on the deemed exchange, as discussed in “—Sale or Other Disposition.”

If a fundamental change occurs, we will provide for the conversion of shares of our Series A Convertible Preferred Stock by permitting holders to submit their shares of our Series A Convertible Preferred Stock in exchange for shares of our common stock (see “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our Series A Convertible Preferred Stock and our common stock and the amount of tax we withhold on such distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends the holder receives on shares of our Series A Convertible Preferred Stock and our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Convertible Preferred Stock or our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a non-U.S. holder sells shares of our Series A Convertible Preferred Stock or our common stock outside the U.S. through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Additional Medicare Tax on Net Investment Income

For tax years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our Series A Convertible Preferred Stock and common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Legislation Affecting Common Stock Held Through Foreign Accounts

Legislation enacted in 2010 would impose a 30% withholding tax on any dividends on our common stock and on the gross proceeds from a disposition of our common stock in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of dividends on shares of stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Proposed Treasury regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Prospective investors should consult their tax advisors regarding this legislation.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A CONVERTIBLE PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below:

Name	Number of Depositary Shares
Credit Suisse Securities (USA) LLC	500,000
RBC Capital Markets, LLC	150,000
Wells Fargo Securities, LLC	150,000
Capital One Southcoast, Inc.	150,000
Howard Weil Incorporated	50,000

Total	1,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the depositary shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement if any such depositary shares are taken. The underwriters, however, are not required to take or pay for the depositary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the depositary shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the depositary shares, the offering price and other selling terms may from time to time be varied by the representative.

The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 150,000 additional depositary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 150,000 depositary shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$100.00	$100,000,000.00	$115,000,000.00
Underwriting discounts and commissions to be paid by us	$3.50	$3,500,000.00	$4,025,000.00

Proceeds, before expenses, to us	$96.50	$96,500,000.00	$110,975,000.00

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $250,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our preferred stock or shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our preferred stock or shares of our common stock (other than the securities to be issued or sold in connection with this offering, shares of common stock to be sold under the concurrent Common Stock Offering and any securities issued under our existing employee stock incentive plan or existing directors compensation plan), or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Credit Suisse Securities (USA) LLC (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock that may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Notwithstanding the foregoing, such individuals, taken as a group, may sell up to an aggregate of 160,000 shares of our common stock in the indicated period without regard to these restrictions.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time. We have been advised by the underwriters that, prior to purchasing the depositary shares representing fractional interests in our Series A Convertible Preferred Stock and shares of our common stock offered in the concurrent Common Stock Offering, each offered pursuant to the related prospectus supplements, on October 11, 2012, Credit Suisse Securities (USA) LLC purchased, on behalf of the syndicate, an aggregate of 291,129 shares of our common stock at an average price of $5.00 per share in stabilizing transactions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of depositary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of shares to the public in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression 2010PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (“FSMA”) by us;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland only on the basis of a non-public offering, and neither this prospectus supplement nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. The underwriters and their affiliates may provide similar services in the future. Affiliates of certain of the underwriters are lenders under the New Credit Facility and will receive a portion of the net proceeds from this offering used to repay indebtedness outstanding under the New Credit Facility. Because we intend to use some of the net proceeds from this offering to reduce indebtedness owed by us under the New Credit Facility, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Howard

Weil Incorporated or their affiliates that are lenders under the New Credit Facility may receive at least 5% of the net proceeds of this offering pursuant to the repayment of the indebtedness outstanding under the New Credit Facility and, therefore, may be considered by FINRA to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Rule 5121 requires that a qualified independent underwriter as defined in Rule 5121 participate in the preparation of this prospectus supplement and perform its usual standard of diligence with respect thereto. As a result of this conflict of interest and in accordance with Rule 5121, Capital One Southcoast, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. In its role as qualified independent underwriter, Capital One Southcoast, Inc. has performed a due diligence investigation and participated in the preparation of the prospectus supplement for this offering. Capital One Southcoast, Inc. will receive a fee of $100,000.00 for serving as qualified independent underwriter in connection with this offering. We have also agreed to indemnify Capital One Southcoast, Inc. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of our Series A Convertible Preferred Stock offered hereby will be passed upon for us by Hunton & Williams LLP, Virginia counsel for the Company. The validity of the depositary shares offered hereby and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. The underwriters will be represented by Cahill Gordon & Reindel LLP, New York, New York. Vinson & Elkins L.L.P. will rely, as to matters of Virginia law, on the opinion of Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of Wright & Company, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of that firm as experts in petroleum engineering.

PROSPECTUS

$250,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Unsecured debt securities, which may be senior or subordinated, and which may be guaranteed by one or more of our subsidiaries;

•	Shares of common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “PVA.”

See “Risk Factors” beginning on page 4 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2012.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the United States Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Penn Virginia Corporation and the debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares and warrants included in the Registration Statement. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any such prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of August 17, 2012. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT PENN VIRGINIA CORPORATION

We are an independent oil and gas company engaged primarily in the exploration, development and production of natural gas and oil in various domestic onshore regions of the United States, including Texas, the Mid-Continent and Mississippi. As of December 31, 2011, we had proved natural gas and oil reserves of approximately 883 Bcfe. Our operations include primarily unconventional development drilling opportunities and exploratory prospects.

Our corporate headquarters and principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. Our website address is www.pennvirginia.com. The information on our website is not part of this prospectus.

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia” mean Penn Virginia Corporation.

THE SUBSIDIARY GUARANTORS

One or more of Penn Virginia Holding Corp., a Delaware corporation, Penn Virginia Oil & Gas Corporation, a Virginia corporation, Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company, Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company, Penn Virginia Oil & Gas, L.P., a Texas limited partnership, Penn Virginia MC Corporation, a Delaware corporation, Penn Virginia MC Energy L.L.C., a Delaware limited liability company, and Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company, may fully, irrevocably and unconditionally guarantee any series of debt securities of Penn Virginia offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” shall mean the subsidiaries of Penn Virginia, if any, that will serve as subsidiary guarantors of the debt of Penn Virginia described in this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

Our internet address is http://www.pennvirginia.com. We make available free of charge on or through our website our Corporate Governance Principles, Code of Business Conduct and Ethics, Executive and Financial Officer Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation and Benefits Committee Charter, and we will provide copies of such documents to any shareholder who so requests. We also make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not part of this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVA,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that Penn Virginia can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Penn Virginia files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

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Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 27, 2012, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Shareholders filed on April 2, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and the quarterly period ended June 30, 2012 filed on August 2, 2012;

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Current Reports on Form 8-K filed on January 17, 2012, February 23, 2012, April 12, 2012, May 7, 2012, July 18, 2012 and August 2, 2012 and Current Report on Form 8-K/A filed on April 3, 2012 (excluding any information furnished pursuant to Items 2.02 and 7.01); and

•	Form 8-A/A filed on March 28, 2002.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 687-8900

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2011 (our “2011 Annual Report”). These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for natural gas, natural gas liquids (“NGLs”) and oil;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of natural gas, NGLs and oil;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	our ability to successfully monetize select assets and repay our debt;

•	leasehold terms expiring before production can be established;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in Item 1A of our 2011 Annual Report, which is incorporated by reference herein.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our 2011 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The calculations include us and our subsidiaries.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges:	0.1x	*	*	*	5.3x	2.9x

*	During the years ended 2011, 2010 and 2009, earnings were deficient by $161,051, $49,559 and $165,533, respectively, regarding the coverage of fixed charges.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt issuance costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary items, income or loss from equity investees and minority interest) plus fixed charges, amortization of capitalized interest and distributed income of equity investees, and less capitalized interest.

No ratios of earnings to combined fixed charges and preferred stock dividends are shown because we have no outstanding preferred stock. Therefore, if shown, such ratios would be identical to the ratios of earnings to fixed charges shown above.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities issued using this prospectus will be:

•	our general unsecured obligations;

•	general unsecured obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

•	either senior debt securities or subordinated debt securities.

The senior debt securities and the subordinated debt securities will be issued under separate indentures among Penn Virginia, as issuer, the Subsidiary Guarantors (if any), and Wells Fargo Bank, National Association (the “Trustee”). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under an indenture we call the senior indenture, and subordinated debt securities will be issued under an indenture we call the subordinated indenture. We have not restated these agreements in their entirety. We have filed the forms of the indentures as exhibits to the Registration Statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the terms of subordination;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities of that series may be issued;

•	the percentage of the principal amount at which the debt securities will be issued and any payments which will be due if the maturity of the debt securities is accelerated;

•	if convertible into common stock, the terms on which the debt securities are convertible;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	any changes to or additions to the events of default or covenants contained in the applicable indenture;

•	any affirmative or negative covenants relating to such series; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

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debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. However, the senior debt securities will be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Except as provided in the senior indenture or specified in any authorizing resolution and/or supplemental indenture relating to a series of senior debt securities to be issued, the senior indenture will not limit:

•	the amount of additional indebtedness that may rank equally with the senior debt securities; or

•	the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordinated Debt Securities

Payment of the principal, interest and any premium on the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinated in right of payment to the prior payment in full of all of our senior debt, including the senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

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the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

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the applicability and effect of such provisions in the event of specified defaults with respect to any or certain senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

•	the definition of senior debt applicable to the subordinated debt securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from the failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described below under “Defeasance and Covenant Defeasance.”

The Subsidiary Guarantees

The payment obligations of Penn Virginia under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by any of the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

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automatically upon any sale, exchange or transfer, to any person that is not an affiliate of Penn Virginia, of all of Penn Virginia’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into Penn Virginia or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

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following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of Penn Virginia for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each or multiples of $1,000 in excess thereof.

At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. A transfer or an exchange will be effected upon the security registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series maybe represented, in whole or in part, by one or more global certificates that will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable indenture.

Notwithstanding any provision of the applicable indenture or any debt security described herein, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

•	there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of the global security and the debt securities represented thereby for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have that global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of the global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the Trustees or our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series and the corporate trust office of the trustee in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer, sell or lease our properties and assets substantially as an entirety to, any person (a “successor person”), and may not permit any person to merge into, or convey, transfer, sell or lease its properties and assets substantially as an entirety to, us, unless:

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the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met. Reports

So long as any debt securities are outstanding, we will:

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file with the Trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the SEC, and provide holders of the debt securities with, annual reports and information, documents and other reports comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an “Event of Default” under the applicable indenture with respect to debt securities of any series:

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failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to deposit any sinking fund payment when due in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•

failure by the issuer or, if the series of debt securities is guaranteed by a Subsidiary Guarantor, the Subsidiary Guarantor, to perform, or a breach of, any of the other covenants or warranties in such indenture (other than a covenant or warranty included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•	certain events of bankruptcy, insolvency or reorganization affecting us or, if the series of debt securities is guaranteed, the Subsidiary Guarantors;

•	if the series of debt securities is guaranteed by any Subsidiary Guarantors:

•	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee; and

•	any other Event of Default included in the applicable indenture or supplemental indenture.

If an Event of Default (other than an Event of Default described in the fifth bullet above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default described in the fifth bullet above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, we refer you to “—Amendments and Waivers.”

Subject to the provisions of the indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee under the applicable indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Amendments and Waivers

We may amend the indentures without the consent of any holder of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantors;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend the indenture if the holders of a majority in principal amount of all outstanding debt securities of each series that would be affected under the indenture consent to it. We may not, however, without the consent of each holder of any outstanding debt securities that would be affected, amend the indenture to:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if applicable, make any change that adversely affects the right to convert any debt security or decrease the conversion rate or increase the conversion price;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification and waiver;

•	release a Subsidiary Guarantor or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders; or

•

following the making of an offer to purchase debt securities pursuant to a covenant in the indenture, modify the provisions of the indenture with respect to such offer to purchase in a manner adverse to the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture that cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the indenture, relating to defeasance and discharge of indebtedness relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. The indentures provide that, upon our exercise of our option (if any), we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•

we have delivered to the applicable Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

•	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

•	such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

•

in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any senior debt of Penn Virginia shall have occurred and be continuing and no other Event of Default with respect to any of our Senior Debt shall have occurred and be continuing permitting, after notice or the lapse of time, or both, the acceleration thereof.

If we exercise this defeasance option, any guarantee will terminate with respect to that series of debt securities.

Defeasance of Certain Covenants. The indentures provide that, upon our exercise of our option (if any), we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in the fourth bullet (with respect to such restrictive covenants), in the fifth bullet (with respect only to a Subsidiary Guarantor (if any)) and in the sixth bullet under “—Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in the second through fourth bullets above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities, but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the Trustees and any agent of us or a Trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

As of August 14, 2012, our authorized capital stock was 128,100,000 shares. Those shares consisted of 100,000 shares of preferred stock, par value $100.00 per share, none of which were outstanding, and 128,000,000 shares of common stock, par value $0.01 per share, of which 45,877,121 shares were outstanding.

Common Stock

Listing

Our outstanding shares of common stock are listed on the NYSE under the symbol “PVA.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form out of legally available funds.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote. Holders of common stock may not cumulate their votes in the elections of directors. All other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter. Certain significant transactions defined in our articles of incorporation may also require the affirmative vote of 90% of the voting power of all outstanding shares entitled to vote in the election of directors. See “—Anti-Takeover Provisions—Certain Provisions in Our Articles of Incorporation—Fair Price Provisions” below.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment relating to the applicable series of preferred stock. The Registration Statement of which this prospectus forms a part will include the articles of amendment as an exhibit or incorporate it by reference.

Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board of directors may adopt an amendment to our articles of incorporation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our articles of incorporation and bylaws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Articles of Incorporation

Shareholder Action by Unanimous Consent. Virginia law provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action. Our articles of incorporation do not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Blank Check Preferred Stock. Our articles of incorporation authorize the issuance of blank check preferred stock. As described above under “Preferred Stock,” the board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Fair Price Provisions. Our articles of incorporation contain certain “fair price” provisions. These provisions state that any person who acquires 10% or more of our voting stock cannot engage in a significant transaction with us that is not approved by our continuing directors or the holders of 90% of our stock unless our shareholders receive a price at least equal to that determined by a formula set forth in our articles of incorporation. In addition, if the acquiror paid cash to acquire his original interests, he must pay cash in the subsequent significant transaction. Under these provisions, continuing directors are directors who were on the board prior to the acquiror’s 10% or more acquisition or were subsequently recommended by such original directors.

Election and Removal of Directors

Our directors are elected for one-year terms and can be removed, with or without cause, if the number of votes cast for removal at a shareholder meeting called for that purpose at which quorum is present constitutes a majority of the votes entitled to be cast at an election of directors. Our bylaws currently provide that the total number of directors is seven. The number of directors may be increased or decreased by amendment of the bylaws. Vacancies in the board may be filled by shareholders or by the board. Special meetings of shareholders may be called only by a majority of our board of directors or by our chief executive officer. Our bylaws require that advance notice of nominees for election as directors be made by a shareholder, and that shareholder proposals be given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 180 days before the anniversary of the immediately preceding annual meeting of shareholders.

Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisitions Statute. Under the Virginia control share acquisitions statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations. As permitted by Virginia law, we have opted out of the Virginia anti-takeover law regulating “control share acquisitions.”

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. Virginia law permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

Indemnification of Officers and Directors

Virginia law permits, and our bylaws provide for, the indemnification of our directors and officers with respect to certain liabilities and expenses imposed upon them in connection with any civil, criminal or other proceeding by reason of having been a director or officer of Penn Virginia. This indemnification does not apply to willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the SEC indemnification for liability under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with, or as a unit including, debt securities, preferred stock or common stock offered by any prospectus supplement and maybe attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a warrant, if a debt warrant, and the price at which the principal amount of securities may be purchased upon exercise, which price maybe payable in cash, securities or other property;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States federal income tax considerations;

•	whether the debt warrants represented by the warrant certificates or debt securities that maybe issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers, including existing shareholders in a rights offering.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts, and other items constituting compensation to underwriters, dealers or agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

By Agents

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales; Rights Offerings

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the Registration Statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Our counsel, Vinson & Elkins L.L.P., New York, New York, will pass upon certain legal matters in connection with the offered securities. Certain legal matters relating to Virginia law will be passed upon for us by Hunton & Williams LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.